FOR IMMEDIATE RELEASE

FOR:	Mesa Air Group 410 N. 44th St. Phoenix, AZ 85008	CONTACT:	Peter Murnane 602-685-4054

MESA AIR GROUP, INC. ANNOUNCES PROPOSED OFFERING OF CONVERTIBLE NOTES

PHOENIX, June 10, 2003 — Mesa Air Group, Inc. (NASDAQ: MESA — news), today announced its intention to sell, subject to market and other conditions, $75 million issue price of Convertible Notes due 2023, to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the “Securities Act”). The interest rate, conversion rights (including the terms upon which the notes will be convertible into Mesa Air Group common stock) and offering price are to be determined by negotiations between Mesa Air Group and the initial purchasers of the notes. Mesa Air Group plans to use the net proceeds from the offering for general corporate purposes and to fund obligations with respect to future regional jet deliveries.

     This announcement is neither an offer to sell nor a solicitation to buy any of these notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

     The notes being offered and the common stock issuable upon conversion of the notes have not been registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws.

Mesa currently operates 131 aircraft with 980 daily system departures to 153 cities, 37 states, the Bahamas, Canada and Mexico. It operates in the West and Midwest as America West Express, the Midwest and East as US Airways Express, in Denver as Frontier JetExpress, in Kansas City with Midwest Express Airlines and in New Mexico as Mesa Airlines. The Company, which was founded in New Mexico in 1982, has approximately 3,300 employees. Mesa is a member of Regional Aviation Partners.

For further information regarding this press release please contact Peter Murnane at 602-685-4054 or peter.murnane@mesa-air.com.